Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)


                          Six Months Ended
                               June 30,                         Year Ended December 31,
In thousands                 1996       1995       1995       1994       1993       1992       1991

Computation of Income:
 Income before
  income taxes         $  872,440    672,972  1,422,814  1,180,601    879,755    645,568    491,673
 Capitalized interest         (14)       (23)      (112)       (69)       (65)       (24)         -
 Income before income
  taxes and capitalized
  interest                872,426    672,949  1,422,702  1,180,532    879,690    645,544    491,673
 Fixed charges          1,324,291  1,161,531  2,503,603  1,640,049  1,485,936  1,651,664  2,187,536
 Total income for
  computation          $2,196,717  1,834,480  3,926,305  2,820,581  2,365,626  2,297,208  2,679,209
 Total income for
  computation excluding
  interest on deposits
  from fixed charges   $1,560,544  1,284,139  2,770,005  1,957,224  1,513,317  1,281,619  1,196,648

Computation of Fixed
 Charges:
 Net rental
  expense (a)          $   97,868     78,917    166,591    149,462    128,573    123,342    111,609
 Portion of rentals
  deemed
  representative
  of interest          $   32,623     26,306     55,530     49,821     42,858     41,114     37,203
 Interest:
  Interest on
   deposits               636,173    550,341  1,156,300    863,357    852,309  1,015,589  1,482,561
  Interest on
   federal funds
   and other
   short-term
   borrowings             227,329    228,341    515,646    290,211    238,046    277,835    352,384
  Interest on
   long-term debt         428,152    356,520    776,015    436,591    352,658    317,102    315,388
  Capitalized
   interest                    14         23        112         69         65         24          -
  Total interest        1,291,668  1,135,225  2,448,073  1,590,228  1,443,078  1,610,550  2,150,333
 Total fixed
  charges              $1,324,291  1,161,531  2,503,603  1,640,049  1,485,936  1,651,664  2,187,536
 Total fixed
  charges excluding
  interest on
  deposits             $  688,118    611,190  1,347,303    776,692    633,627    636,075    704,975
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                   2.27x      2.10       2.06       2.52       2.39       2.01       1.70
 Including
  interest on
  deposits                   1.66x      1.58       1.57       1.72       1.59       1.39       1.22


(a) Includes equipment rentals.